Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Record 2nd Quarter Fiscal 2007 Results

•                  10.2% growth in total revenues

•                  8.0% growth in net income

VAN NUYS, CA (September 6, 2006) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its highest ever second quarter revenue and earnings for its quarter ended July 29, 2006.

Net revenues for the three months ended July 29, 2006 rose 10.2% or $1.1 million to $12.4 million, compared to revenues of $11.3 million in the comparable period last year.

Net earnings for the three months ended July 29, 2006 increased by 8.0% to $4.9 million or $0.56 per diluted share, compared to $4.6 million or $0.52 per diluted share in the year ago period.  The Company ended the quarter with cash and equivalents of $9.8 million, net receivables of $11.8 million and no debt.

Selling, general and administrative expenses for the three months ended July 29, 2006 were $4.2 million, which is above the $3.7 million in the comparable period last year, primarily due to increased travel and marketing expenses pertaining to our overseas expansion.  Operating expenses for the three months ended July 29, 2006 also included $181,000 of stock option compensation expense resulting from the Company’s adoption of SFAS 123 (R), as compared to zero in the comparable period last year.  Interest and other income for the three months ended July 29, 2006 totaled $139,000 versus the $120,000 reported last year.

Robert Margolis, Chairman and CEO, said, “Our growth in revenue and net income in the second quarter was strong.  We are very pleased with these consistently strong financial results and are equally excited about the many growth opportunities that we see ahead for the Cherokee Group.”

Howard Siegel, President of Cherokee, stated, “We are pleased to report another record quarter due primarily to the growth in our international royalty revenues as we continue to successfully expand the business by developing our “world brand” strategy for Cherokee.  We have begun to realize revenues from the sales of Cherokee branded products in Central Europe (Slovakia, Poland and the Czech Republic) in our first and second quarters and those volumes, along with the continued growth in the U.K. and Ireland, were a major contributor to our increased revenues in our second quarter.  In addition, Tesco Hungary recently launched the sale of Cherokee-branded products, and we will report royalties from Tesco Hungary in our 3rd and 4th quarters.   Also, as they did in the first quarter, our partners in Canada again reported strong growth, as did our Carole Little brands licensee, TJX Companies, in the U.S.  We continue to be excited by the growth opportunities for the brands we own and represent as we seek worldwide licensing agreements.”

Russell J. Riopelle, Chief Financial Officer, added, “Our record operating results during the second quarter continue to reflect the strength and diversity of our revenue streams and our ability to generate significant free cash flow.  Although our royalty revenues from Target were down 3.6% in our second quarter as compared to the second quarter of last year, we experienced royalty revenue growth of 33.3% for our Cherokee brand from our international licensees — primarily Tesco and Zellers.  We have not yet received the $33.0 million of proceeds from the sale of our Finders Fee Agreement to Iconix Brand Group Inc., nor the reimbursement by Iconix of the $0.9 million unauthorized deduction taken by Mossimo Inc., which reduced our royalty revenues from Mossimo during our first quarter, but we currently expect to receive both the $33.0 million and $0.9 million in our quarter ending October 28, 2006.  In addition to the $0.60 per share dividend paid to shareholders in June, we will pay another dividend of $0.60 per share on September 15th as we continue to return profits to our shareholders.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Carrefour (selected countries in Europe and South America) and Grupo Aviara (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).  Other key clients of Cherokee include Hearst Publications and Solera Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth and timing of receipt of funds related to the Mossimo contract)  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, our ability to timely and effectively enforce our rights to payment from Mossimo,  the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2006, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended		Six months ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005

Royalty revenues	$12,409,000	$11,264,000	$25,637,000	$24,477,000
Selling, general and administrative expenses	4,176,000	3,718,000	7,711,000	6,799,000

Operating income	8,233,000	7,546,000	17,926,000	17,678,000

Other income (expenses) :
Interest expense	—	(16,000)	—	(22,000)
Investment and interest income	139,000	120,000	266,000	178,000

Total other income (expenses), net	139,000	104,000	266,000	156,000

Income before income taxes	8,372,000	7,650,000	18,192,000	17,834,000

Income tax provision	3,430,000	3,075,000	7,336,000	7,166,000

Net income	$4,942,000	$4,575,000	$10,856,000	$10,668,000

Basic earnings per share	$0.56	$0.52	$1.23	$1.22

Diluted earnings per share	$0.56	$0.52	$1.23	$1.21

Weighted average shares outstanding
Basic	8,796,865	8,748,591	8,792,171	8,724,932

Diluted	8,850,431	8,814,788	8,848,263	8,807,775

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	July 29,	January 28,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$9,755,000	$11,896,000
Receivables	11,780,000	9,555,000
Prepaid expenses and other current assets	1,597,000	1,445,000
Deferred tax asset	769,000	1,003,000
Total current assets	23,901,000	23,899,000

Deferred tax asset	931,000	1,131,000

Property and equipment, net of accumulated depreciation of $536,000 and $474,000, respectively	258,000	305,000
Trademarks, net of accumulated amortization of $5,811,000 and $5,240,000, respectively	7,604,000	8,116,000
Other assets	15,000	15,000
Total assets	$32,709,000	$33,466,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	591,000	629,000
Other accrued liabilities	2,717,000	4,578,000
Accrued dividends payable	5,283,000	5,272,000

Total current liabilities	8,591,000	10,479,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,802,896 and 8,787,311 shares issued and outstanding at July 29, 2006 and at January 28, 2006, respectively	176,000	175,000
Additional paid-in capital	10,647,000	9,815,000
Retained earnings	13,295,000	12,997,000
Stockholders’ equity	24,118,000	22,987,000
Total liabilities and stockholders’ equity	$32,709,000	$33,466,000